Exhibit 1.1

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the “Agreement”) is entered into by and between Mansion Group Inc. (“Client”), a Delaware Corporation, and Dalmore Group, LLC., a New York Limited Liability Company (“Dalmore”). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of August 10, 2022 (the “Effective Date”):

WHEREAS, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via exemptions from registration with the Securities Exchange Commission (“SEC”);

WHEREAS, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the “Offering”); and

WHEREAS, Client recognizes the benefit of having Dalmore as a broker dealer of record and service provider for investors who participate in the Offering (collectively, the “Investors”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Appointment, Term, and Termination.

a.	Services. Client hereby engages Dalmore to perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”). Unless otherwise agreed to in writing by the parties, the services to be performed by Dalmore are limited to those Services.

b.	Term. The Agreement will commence on the Effective Date and will remain in effect for a period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by Client proves to be incorrect at any time in any material respect, or (iii) upon thirty (30) days’ written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors.

2.	Compensation. As compensation for the Services, Client shall pay to Dalmore the following fees:

a.	a fee equal to one percent (1%) on the aggregate amount raised by the Client (the “Offering Fee”). The Offering Fee shall only be payable after the Financial Industry Regulatory Authority (“FINRA”) department of Corporate Finance issues a no objection letter (the “No Objection Letter”) for the Offering. Client authorizes Dalmore to deduct the Offering Fee directly from the Client’s third-party escrow or payment account.

b.	a one-time expense fee of five thousand ($5,000) for out-of-pocket expenses incurred by Dalmore (the “Expense Fee”). The Expense Fee is due and payable upon execution of this Agreement. The Expense Fee shall cover expenses anticipated to be incurred by the firm such as FINRA filings and any other expenses incurred by Dalmore in connection with the Offering. Notwithstanding the foregoing, Dalmore will refund to the Client any portion of the Expense Fee that remains unused.

c.	A one-time consulting fee of twenty thousand ($20,000) (the “Consulting Fee”), of which $10,000 is due and payable within five (5) days of receipt of the No Objection Letter, and $10,000 is due and payable within thirty (30) days of receipt of the No Objection Letter. In the event the Consulting Fee is not paid by the first closing, Client authorizes Dalmore to deduct the Consulting Fee directly from the Client’s third-party escrow or payment account upon the first closing.

3.	Regulatory Compliance

a.	Client and all its third-party providers shall at all times (i) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including all fees associated with FINRA filings), in each case that are necessary or appropriate to perform their respective obligations under this Agreement.

FINRA Corporate Filing Fee for this $75,000,000, best efforts offering will be $11,750 and will be a pass-through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing. Since this Offering involves ongoing filings, Dalmore will invoice the Client for the FINRA fee due and the $1,000 1-APOS filing fee prior to each filing. This fee is due and payable prior to any submission by Dalmore to FINRA.

b.	Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

c.	Client and Dalmore agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of its obligations unless such notification is expressly prohibited by the applicable Governmental Authority.

4.            Role of Dalmore. Client acknowledges and agrees that Dalmore’s sole responsibilities in connection with an Offering are set forth on Exhibit A, and that Dalmore is strictly acting in an administrative and compliance capacity as the broker dealer of record, and is not being engaged by the Client to act as an underwriter or placement agent in connection with the Offering. Dalmore will use commercially reasonable efforts to perform the Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity; (ii) does not guarantee the performance of any Investor; (iii) is not soliciting or approaching investors in connection with the Offering, (iv) is not an investment adviser, does not provide investment advice and does not recommend securities transactions, (v) in performing the Services is not making any recommendation as to the appropriateness, suitability, legality, validity or profitability of the Offering, and (vi) does not take any responsibility for any documentation created and used in connection with the Offering.

5.	Indemnification.

a.	Indemnification by Client. Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, “Losses”), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, “Proceedings”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b.	Indemnification by Dalmore. Dalmore shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by Dalmore or (ii) the wrongful acts or omissions of Dalmore or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

c.	Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceeding and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in the ensuing investigations, defense, or settlement.

6.            Confidentiality. For purposes of this Agreement, the term “Confidential Information” means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investor, but shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient. During the term of this Agreement and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to prevent such disclosure or seek a protective order; or (ii) to any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

7.            Notices. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Mansion Group Inc.

628 W Morehead St.

Charlotte, NC 28208

Attn: John Sutton, CEO

Tel: 704-802-5438

Email: john@mansion.io

If to Dalmore:

Dalmore Group, LLC

530 7th Avenue, Suite 902

New York, NY 10018

Attn: Etan Butler, Chairman

Tel: 917-319-3000

Email: etan@dalmorefg.com

8.	Miscellaneous.

a.            ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b.            This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

c.            This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

d.            Neither party will, without prior written approval of the other party, reference such other party in any advertisement, website, newspaper, publication, periodical or any other communication, and shall keep the contents of this Agreement confidential in accordance with the provisions set forth herein.

e.            THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f.            If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g.            This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h.            This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Mansion Group Inc.

By	/s/ John Sutton
Name:	John Sutton
Its:	CEO

Dalmore Group, LLC:

By	/s/ Etan Butler
Name:	Etan Butler
Its:	Chairman

Exhibit A

Services:

i.	Review Investor information, including KYC (Know Your Customer) data, AML (Anti-Money Laundering), OFAC compliance background checks (it being understood that KYC and AML processes may be provided by a qualified third party);

ii.	Review each Investor’s subscription agreement to confirm such Investor’s participation in the Offering, and provide confirmation of completion of such subscription documents to Client;

iii.	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an Investor;

iv.	Keep Investor information and data confidential and not disclose to any third-party except as required by regulatory agencies or in our performance under this Agreement (e.g. as needed for AML and background checks);

v.	Coordinate with third party providers to ensure adequate review and compliance;

vi.	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent.